FOR IMMEDIATE RELEASE

Pricester Meets Small Business Demand for Cost-Effective Websites with Free Design Promotion

Hollywood, FL., August 15, 2006. Pricester is actively addressing the increasing clamor from small business owners and entrepreneurs to achieve a truly cost-effective presence on the Internet. The company is now providing professionally designed, customized, full-functioned e-commerce and informational websites... with no design costs!

As consumer access to the Internet has become more widespread, a business website has simultaneously emerged as an essential tool for small businesses. Small companies and professional practices alike understand the value of a website for establishing credibility and competing for clients and sales. Pricester.com has successfully launched an aggressive and well-targeted program to meet this need, and the response from the small business sector has been overwhelmingly positive!

While there are many other companies that provide website design and related services, this has resulted in layer upon layer of confusing and expensive barriers to moving forward:

Professionally designed websites represent a significant expense, ranging from several hundreds to thousands of dollars! Small businesses are very cost-conscious!
Designing a website by yourself is not such an easy task. using even the most elementary tools requires a level of computer knowledge and the ability to execute design basics that is beyond the expertise of many small business people and professionals.

Constructing a website is very time consuming, and time is a precious commodity that most owner-operators do not have a lot of to spare.

Pricester's proprietary website design technology permits the custom creation of websites by professional designers at an unprecedented level of cost efficiency. The savings are passed along to the business owner, resulting in perhaps the lowest net cost custom website design
package offering available on the market today!   Clients receive a 3-
page customized website designed for free and agree to pay just a competitive hosting fee for 12-months and a very nominal set-up charge. Small businesses find the deal irresistible, recognizing that they've found a viable one-stop, low-cost alternative to the traditionally cost-prohibitive barriers to developing and maintaining a website.

All Pricester websites receive independently registered domain names, business email address, and are submitted to the major search engines. The websites can either be E-commerce (complete with a shopping cart, an unlimited online catalog, automated UPS/USPS shipping calculators and payment system enabled) or Informational, including the customization of specialized Visitor Information Forms, designed to strengthen leads by capturing potential customer details. Pricester services its clients with unlimited, toll-free technical support.

Pricester.com's corporate slogan has always been "e-commerce for all", and this free website design campaign certainly supports that philosophy in a strong and timely manner!


Contact:

Lee Taylor
Director of Marketing
Pricester.com, Inc.
800.839.7994
leetaylor@pricester.com